NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES RESULTS FOR THE QUARTER
AND NINE MONTHS ENDED SEPTEMBER 30, 2007
Third Quarter Highlights:
•	Spin-off from Peabody Energy complete

•	Patriot management team and Board of Directors in place

•	Initial steps taken to improve mining operations

•	2008 markets strengthening for Patriot’s products
ST. LOUIS, November 20 — Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the third quarter and first nine months of 2007, periods in which the company was wholly-owned and operated by Peabody Energy Corporation. Patriot was spun off from Peabody, effective October 31, 2007. The purpose of this release is to discuss historical results, and to present pro forma information showing the effects of transactions associated with the spin-off, assuming the spin-off was in effect beginning January 1, 2007.
     Patriot Coal Corporation reported pro forma net loss of $18.4 million and $2.5 million for the quarter and nine months ended September 30, 2007, respectively. Excluding pro forma adjustments, net loss on a historical basis was $39.5 million and $57.2 million for the quarter and nine months ended September 30, 2007, respectively. On a historical basis for the prior year, Patriot reported third quarter net loss of $3.0 million and nine month net income of $9.2 million. Historical basis financial statements, excluding pro forma adjustments, are not representative of the company’s results on a post-spin, stand-alone basis.
     Pro forma EBITDA for the quarter and nine months ended September 30, 2007 was positive $11.7 million and $97.2 million, respectively. On a historical basis, Patriot reported third quarter EBITDA of negative $13.1 million. Historical EBITDA for the nine months ended

September 30, 2007 was $22.1 million. On a historical basis for the prior year, Patriot reported third quarter and nine month EBITDA of $33.8 million and $110.3 million, respectively.
     “We are pleased to provide this inaugural earnings release for Patriot Coal and to complete our spin-off from Peabody Energy effective October 31,” said Patriot President and Chief Executive Officer Richard M. Whiting. “During the year, we established our new management team and Board of Directors. They have already established sound corporate governance practices, which we believe are critical to our success and the creation of shareholder value.”
     A number of initiatives occurred in 2007 to further strengthen the company’s diversified asset base. Earlier this year, the company obtained additional Pittsburgh seam reserves contiguous to its Federal mine, extending the life of the mine to ten-plus years. Patriot also increased its ownership in the Kanawha Eagle joint venture to 81.5%. This is a 2.5 million ton per annum operation which serves both thermal and metallurgical coal markets. The company’s capital expenditures totaled $41.8 million for the first nine months of 2007. Patriot also sold some non-strategic reserves in western Kentucky at a sizeable gain.
     “From an operations perspective, 2007 has been a year of transition for Patriot Coal. Since our management team took over these operations early in the third quarter, we have made decisions to better match our production with market demand and have taken steps to control costs, as we establish a solid operating base for our future,” said Whiting. “We have redirected production from thermal to metallurgical coal, accelerated the start-up of a new metallurgical mine, scaled back thermal coal production at higher-cost operations and revised mine plans to better match equipment configuration to certain coal reserves. We believe these initial actions position Patriot to capture market opportunities and improve profitability going forward.”
Financial & Operating Highlights
     The Company’s information statement filed with the Securities and Exchange Commission on Form 8-K on October 24, 2007 provides a detailed explanation of the pro forma transactions associated with the company’s spin-off from Peabody Energy. These include an increase to revenues from repricing of a major coal supply agreement to reflect anticipated long-term market pricing for similar quality coal and a reduction to the company’s costs associated with the assumption by Peabody Energy of certain retiree healthcare liabilities. Historical results do not reflect these transactions. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.
     Tons sold increased in the third quarter to 6.0 million. Historical revenues increased 2.9% in the 2007 third quarter to $293.3 million, compared to $285.0 million in the same period in 2006. The increase resulted from higher volumes and a shift from thermal coal to metallurgical coal. Tons sold for the nine months ended September 30, 2007 were 17.1 million, a decrease of 1.6 million compared to the same period in 2006. Historical revenues decreased 7.6% in the 2007 nine month period to $819.2 million, compared to $886.7 million in the same period in 2006. In Appalachia, volume decreased 0.6 million tons, and average selling prices decreased in part due to higher-sulfur coal sales in 2007. In the Illinois Basin, higher pricing resulting from a contract re-based to market pricing January 1, 2007 was partially offset by lower volume of 1.0 million tons. The Big Run mine in the Illinois Basin, which produced 1.0 million tons of thermal coal with revenues of $21.4 million in the first nine months of 2006, was sold in late 2006. Revenues on a pro forma basis would have been $6.7 million and $20.2 million higher for the three and nine months ended September 30, 2007, respectively.
     EBITDA on a historical basis was negative $13.1 million in the third quarter of 2007, $46.8 million lower than the third quarter of 2006. The 2006 third quarter included gains on property sales of $33.5 million, compared to $1.7 million in the 2007 third quarter. Additionally, past mining obligations on a historical basis were approximately $11.8 million higher in third quarter 2007 compared to 2006, as a result of increased healthcare costs and multi-employer healthcare and pension plan funding. As noted above, Peabody Energy assumed certain retiree healthcare liabilities and the associated expense effective with the spin-off. Under this arrangement, Peabody would have assumed approximately $15.6 million of past mining obligation expense for the quarter had the transaction leading to the pro forma adjustment been in place. EBITDA on a pro forma basis would have increased by $24.7 million to $11.7 million for the three months ended September 30, 2007.
     “We believe the changes initiated at our operations over the last several months have us on the right track, as operating performance at our mines improved in the third quarter of this year when compared to the first six months,” said Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder. “Management believes these changes are sustainable and further improvement can be achieved at our operations, which will be more apparent as we move into 2008.”

Liquidity
     Effective with the spin-off, the company entered into a four-year, $500 million credit facility. Borrowings under the agreement bear interest at LIBOR plus 1.75% at current debt levels. The agreement provides the flexibility to pursue acquisitions and for working capital needs. Patriot’s pro forma net cash position at September 30, 2007 was a positive $37.5 million, with a pro forma cash balance of $56.7 million and debt of $19.2 million.
Markets & Outlook
     Demand for metallurgical coal, which accounted for 25% of the company’s volumes through the 2007 third quarter, continues at a brisk pace. Global steel production has increased more than 8% over last year. This increased demand, together with infrastructure constraints around the globe, is causing upward pressure on metallurgical coal prices. In particular, the market for U.S. exports to Europe and Brazil is robust, and international met coal customers have accelerated their 2008 price negotiations in response to tighter markets.
     U.S. electricity generation also continues its steady growth, with estimated coal use up more than 26 million tons, or 3.2%, through October 2007, compared to the same period in 2006. Demand for export thermal coal is also growing. High vessel freight rates and the weak U.S. dollar have made U.S. thermal coal very attractive, particularly in Europe. Recently traded indices for thermal coal delivered into Europe have reached all-time highs, in the $125 per metric ton range.
     The met and thermal markets appear poised for longer-term growth and further upward pricing pressure. Patriot’s presence in all three eastern U.S. coal basins allows it to fully participate in the strengthening met and thermal markets, both in the U.S. and overseas. Patriot has historically exported about 30% of its met coal, and the company expects this percentage to increase as it looks forward. Additionally, tighter international thermal coal markets have created export opportunities from Central Appalachia, Northern Appalachia and the Illinois Basin.
     Patriot is gaining visibility to its 2008 met pricing, with recent settlements at substantially higher prices when compared to 2007 levels. As of September 30, Patriot had remaining 2008 unpriced met volumes in the range of 2.0 million to 2.5 million tons. Further, the company’s unpriced thermal coal position of 1.5 million to 2.0 million tons allows it to participate in global markets near-term and a U.S. thermal market the company believes is likely to strengthen in 2008 and beyond.

     Moving to the outlook for the fourth quarter, markets are improving for Patriot’s products, and most operations are running at projected production capacity. The longwalls at the Federal and Harris mines will move in the quarter, a process that negatively affects results. At the Federal mine, development work for the new panel was not complete when mining in the prior panel ceased, creating a production delay of 5 weeks. Development is near completion and the company plans for the longwall to commence mining by early December. The longwall move at the Harris mine during the fourth quarter will be its final move, as the company will convert this mine to a continuous miner operation in early March 2008.
Conference Call
     Management will hold a conference call to discuss the third quarter results on November 20, 2007 at 10:00 a.m. Central Standard Time. The conference call can be accessed by dialing 800-398-9367, or through the Patriot Coal website at www.patriotcoal.com. International callers can dial 612-234-9959 to access the conference call. A replay of the conference call will be available on the company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, passcode 894798.
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with eight company-operated mines, two joint venture mines and numerous contractor-operated mines in Appalachia and the Illinois Basin. The company ships to electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.2 billion tons of proven and probable coal reserves. The company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; our dependence on Peabody Energy in the near future; geologic, equipment and operational risks associated with mining; supplier performance and the availability and cost of key equipment and commodities; our ability to recover coal reserves; labor availability and relations; availability and costs of transportation; legislative and regulatory developments; weather patterns affecting energy demand; availability and costs of competing energy resources; and other risks detailed in the company’s filings with the Securities and Exchange Commission.

This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as net income (loss) before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.
# # # # #

Condensed Income Statements (Unaudited)
For the Quarters Ended September 30, 2007 and 2006
(Dollars and tons in thousands, except per share data)

			Pro Forma
	Historical		Quarter
	Quarter Ended		Ended
	September	September	September
	2007	2006	2007

Tons sold	5,988	5,922	5,988

Revenues	$293,301	$285,038	$299,953
Operating costs and expenses	297,480	275,690	282,245
Depreciation, depletion and amortization	23,130	20,459	22,514
Asset retirement obligation expense	3,641	4,008	3,641
Selling and administrative expenses	10,544	9,306	7,725
Other operating income:
Net gain on disposal of assets	(1,670)	(33,546)	(1,670)
Income from equity affiliates	(1)	(169)	(1)

Operating profit	(39,823)	9,290	(14,501)
Interest income	(3,527)	(146)	(3,527)
Interest expense	1,716	2,446	2,623
Income tax provision	—	5,525	3,357
Minority interest	1,439	4,419	1,439

Net loss	$(39,451)	$(2,954)	$(18,393)

Loss per share, basic & diluted	$(1.50)	$(0.11)	$(0.69)

EBITDA	$(13,052)	$33,757	$11,654

Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. These include an increase to revenues from repricing of a major coal supply agreement to reflect anticipated long-term market pricing for similar quality coal of $6.7 million for the three months ended September 30, 2007; a reduction of operating costs associated with the assumption by Peabody Energy of certain retiree healthcare liabilities of $15.6 million for the three months ended September 30, 2007; and a reduction of selling and administrative costs for Patriot’s stand-alone management and administrative structure and functions of $2.8 million for the three months ended September 30, 2007. Historical results do not reflect these transactions. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Income Statements (Unaudited)
For the Nine Months Ended September 30, 2007 and 2006
(Dollars and tons in thousands, except per share data)

			Pro Forma
	Historical		Nine Months
	Nine Months Ended		Ended
	September	September	September
	2007	2006	2007

Tons sold	17,082	18,692	17,082

Revenues	$819,185	$886,640	$839,429
Operating costs and expenses	847,484	796,505	801,808
Depreciation, depletion and amortization	64,048	61,166	62,555
Asset retirement obligation expense	12,936	15,630	12,936
Selling and administrative expenses	32,342	27,934	23,175
Other operating income:
Net gain on disposal of assets	(82,696)	(47,881)	(82,696)
Income from equity affiliates	(16)	(182)	(16)

Operating profit	(54,913)	33,468	21,667
Interest income	(8,293)	(394)	(8,293)
Interest expense	6,504	8,659	7,978
Income tax provision	—	5,525	20,412
Minority interest	4,092	10,485	4,092

Net income (loss)	$(57,216)	$9,193	$(2,522)

Earnings (loss) per share, basic & diluted	$(2.17)	$0.35	$(0.09)

EBITDA	$22,071	$110,264	$97,158

Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. These include an increase to revenues from repricing of a major coal supply agreement to reflect anticipated long-term market pricing for similar quality coal of $20.2 million for the nine months ended September 30, 2007; a reduction of operating costs associated with the assumption by Peabody Energy of certain retiree healthcare liabilities of $46.7 million for the nine months ended September 30, 2007; and a reduction of selling and administrative costs for Patriot’s stand-alone management and administrative structure and functions of $9.2 million for the nine months ended September 30, 2007. Historical results do not reflect these transactions. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended September 30, 2007 and 2006

			Pro Forma
	Historical		Quarter
	Quarter Ended		Ended
	September	September	September
	2007	2006	2007

Tons Sold (In Thousands)
Appalachia	4,120	3,992	4,120
Illinois Basin	1,868	1,930	1,868

Total	5,988	5,922	5,988

Revenue Summary (Dollars in Thousands)
Appalachia	$230,172	$231,217	$236,824
Illinois Basin	61,663	52,183	61,663
Other	1,466	1,638	1,466

Total	$293,301	$285,038	$299,953

Revenues per Ton — Mining Operations
Appalachia	$55.87	$57.92	$57.48
Illinois Basin	33.01	27.04	33.01
Total	48.74	47.86	49.85

Operating Costs per Ton — Mining Operations (1)
Appalachia	$48.23	$46.39	$48.39
Illinois Basin	31.34	31.96	31.34
Total	42.96	41.69	43.07

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$7.64	$11.53	$9.09
Illinois Basin	1.67	(4.92)	1.67
Total	5.78	6.17	6.78

	Dollars in Thousands

Past Mining Obligations	$38,791	$27,005	$22,891

Net Gain on Disposal of Assets	1,670	33,546	1,670

Selling and Administrative Expenses	10,544	9,306	7,725

Depreciation, Depletion and Amortization	23,130	20,459	22,514

Asset Retirement Obligation Expense	3,641	4,008	3,641

Capital Expenditures (Excludes Acquisitions)	15,324	21,266	15,324
(1) Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, asset retirement obligations, and depreciation, depletion and amortization.
Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. These include an increase to revenues from repricing of a major coal supply agreement to reflect anticipated long-term market pricing for similar quality coal of $6.7 million for the three months ended September 30, 2007; a reduction of operating costs associated with the assumption by Peabody Energy of certain retiree healthcare liabilities of $15.6 million for the three months ended September 30, 2007; and a reduction of selling and administrative costs for Patriot’s stand-alone management and administrative structure and functions of $2.8 million for the three months ended September 30, 2007. Historical results do not reflect these transactions. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Nine Months Ended September 30, 2007 and 2006

			Pro Forma
	Historical		Nine Months
	Nine Months Ended		Ended
	September	September	September
	2007	2006	2007

Tons Sold (In Thousands)
Appalachia	11,344	11,981	11,344
Illinois Basin	5,738	6,711	5,738

Total	17,082	18,692	17,082

Revenue Summary (Dollars in Thousands)
Appalachia	$628,605	$702,644	$648,849
Illinois Basin	187,737	179,520	187,737
Other	2,843	4,476	2,843

Total	$819,185	$886,640	$839,429

Revenues per Ton — Mining Operations
Appalachia	$55.41	$58.65	$57.20
Illinois Basin	32.72	26.75	32.72
Total	47.79	47.19	48.97

Operating Costs per Ton — Mining Operations (1)
Appalachia	$48.70	$42.94	$48.89
Illinois Basin	30.78	29.14	30.78
Total	42.68	37.98	42.80

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$6.71	$15.71	$8.31
Illinois Basin	1.94	(2.39)	1.94
Total	5.11	9.21	6.17

	Dollars in Thousands

Past Mining Obligations	$115,513	$81,913	$67,813

Net Gain on Disposal of Assets	82,696	47,881	82,696

Selling and Administrative Expenses	32,342	27,934	23,175

Depreciation, Depletion and Amortization	64,048	61,166	62,555

Asset Retirement Obligation Expense	12,936	15,630	12,936

Capital Expenditures (Excludes Acquisitions)	41,810	63,706	41,810
(1) Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, asset retirement obligations, and depreciation, depletion and amortization.
Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. These include an increase to revenues from repricing of a major coal supply agreement to reflect anticipated long-term market pricing for similar quality coal of $20.2 million for the nine months ended September 30, 2007; a reduction of operating costs associated with the assumption by Peabody Energy of certain retiree healthcare liabilities of $46.7 million for the nine months ended September 30, 2007; and a reduction of selling and administrative costs for Patriot’s stand-alone management and administrative structure and functions of $9.2 million for the nine months ended September 30, 2007. Historical results do not reflect these transactions. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets
September 30, 2007 and December 31, 2006

	Historical		Pro Forma
	September	December	September
	2007	2006	2007
	(Dollars in thousands)
	(unaudited)		(unaudited)
Cash and cash equivalents	$7,319	$398	$56,726
Receivables	30,325	31,583	114,992
Net receivables from affiliates	32,212	141,021	—
Inventories	32,684	34,692	32,684
Other current assets	7,047	7,004	7,047

Total current assets	109,587	214,698	211,449
Net property, plant, equipment and mine development	860,218	842,687	859,022
Long-term notes receivable	123,272	52,975	123,272
Investments and other assets	62,052	67,821	19,741

Total assets	$1,155,129	$1,178,181	$1,213,484

Current portion of long-term debt	$927	$—	$927
Accounts payable and accrued liabilities	220,606	216,444	165,245

Total current liabilities	221,533	216,444	166,172
Long-term debt, less current maturities	18,266	20,722	18,266
Other long-term liabilities	1,606,369	1,614,689	980,046

Total liabilities	1,846,168	1,851,855	1,164,484
Minority interest	13,786	16,153	13,786
Invested capital (deficit)	(704,825)	(689,827)	35,214

Total liabilities and invested capital (deficit)	$1,155,129	$1,178,181	$1,213,484

Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. These include the distribution of our common stock to the stockholders of Peabody; the transfer of certain assets related to our business from Peabody to us; the capital contribution by Peabody related to settlement of the intercompany debt owed by us to Peabody of $114.5 million; the agreement by Peabody to pay certain retiree healthcare liabilities related to our business, which we estimate had a present value of $615.1 million as of September 30, 2007; and the contribution of approximately $49.0 million in cash from Peabody to us for working capital purposes, including monetization of a $19.0 million long-term receivable. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Net Income (Unaudited)
For the Quarters and Nine Months Ended September 30, 2007 and 2006
 (Dollars in Thousands)

			Pro Forma
	Historical		Quarter
	Quarter Ended		Ended
	September	September	September
Reconciliation of net income (loss) to EBITDA:	2007	2006	2007

Net income (loss)	$(39,451)	$(2,954)	$(18,393)
Depreciation, depletion and amortization	23,130	20,459	22,514
Asset retirement obligation expense	3,641	4,008	3,641
Interest income	(3,527)	(146)	(3,527)
Interest expense	1,716	2,446	2,623
Income tax provision	—	5,525	3,357
Minority interest	1,439	4,419	1,439

EBITDA	$(13,052)	$33,757	$11,654

			Pro Forma
	Historical		Nine Months
	Nine Months Ended		Ended
	September	September	September
Reconciliation of net income (loss) to EBITDA:	2007	2006	2007

Net income (loss)	$(57,216)	$9,193	$(2,522)
Depreciation, depletion and amortization	64,048	61,166	62,555
Asset retirement obligation expense	12,936	15,630	12,936
Interest income	(8,293)	(394)	(8,293)
Interest expense	6,504	8,659	7,978
Income tax provision	—	5,525	20,412
Minority interest	4,092	10,485	4,092

EBITDA	$22,071	$110,264	$97,158

Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. These include an increase to revenues from repricing of a major coal supply agreement to reflect anticipated long-term market pricing for similar quality coal of $6.7 million and $20.2 million for the three and nine months ended September 30, 2007, respectively; a reduction of operating costs associated with the assumption by Peabody Energy of certain retiree healthcare liabilities of $15.6 million and $46.7 million for the three and nine months ended September 30, 2007, respectively; and a reduction of selling and administrative costs for Patriot’s stand-alone management and administrative structure and functions of $2.8 million and $9.2 million for the three and nine months ended September 30, 2007, respectively. Historical results do not reflect these transactions. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.